                                  EXHIBIT 11


                       CARVER CORPORATION AND SUBSIDIARY
                       COMPUTATION OF EARNINGS PER SHARE
                                  (Unaudited)

                                                Three Months Ended
                                                     March 31,
                                              1997             1996
                                             -----------   ----------
PRIMARY EARNINGS PER SHARE
  NET LOSS                                   $(1,081,000)  $ (385,000)
                                             -----------   ----------

  Weighted average number of
    shares outstanding                         3,754,062    3,686,830

  Add shares issuable from the
    assumed exercise of options and                  *            *
    warrants
                                           -------------   ----------
  Add shares issuable from the
    assumed conversion of                            *            *
    preferred shares
                                           -------------   ----------
  Weighted average number of shares
    outstanding, as adjusted                   3,754,062    3,686,830
                                           -------------   ----------

LOSS PER SHARE                             $       (0.29)  $    (0.10)
                                           =============   ==========


*Excluded as the effect on loss per share is antidilutive

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